Exhibit 99.1

For Immediate Release
Jones Apparel Group, Inc.
Investor Contact:	John T. McClain, Chief Financial Officer Jones Apparel Group (212) 642-3860
Media Contacts:	Joele Frank and Sharon Stern Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

JONES APPAREL GROUP, INC. REPORTS 2009 FIRST QUARTER RESULTS

New York, New York - April 29, 2009 - Jones Apparel Group, Inc. (NYSE: JNY) today reported results for the first quarter ended April 4, 2009. Revenues for the first quarter of 2009 were $891 million, as compared with $975 million for the first quarter of 2008. The decrease in revenues of 8.6% was reflective of overall economic conditions that are affecting retail sales and was realized across all of the Company's segments except wholesale jeanswear, which reported increased revenues of 3.4% compared with the prior year.

The Company reported adjusted earnings per share ("EPS") of $0.28 for the first quarter of 2009, as compared with adjusted earnings per share of $0.37 in the same period last year. These results exclude the non-cash impairment of assets related to the planned closure of certain Company-owned retail stores, the related impact of severance and other expenses related to this strategic restructuring, and certain other charges (see reconciliation of adjusted earnings to reported earnings in the accompanying schedule).

As reported under generally accepted accounting principles ("GAAP"), the Company reported earnings per share of $0.00 for the first quarter of 2009, as compared with earnings per share of $0.23 for the same period last year. The 2009 first quarter results include, among other items, non-cash retail store asset impairment charge of approximately $21 million ($14 million after tax) related to Company operated stores within the retail segment and a charge of $14 million ($9 million after tax) related to other cost savings initiatives.

Wesley R. Card, Jones Apparel Group President and Chief Executive Officer, stated: "Given the overall economic environment, we were satisfied with our first quarter results, which reflect the actions we have taken to control expenses and manage our capital. Our wholesale jeanswear segment performed well; however, our other wholesale businesses were impacted by reduced orders and higher markdown support in the continuing promotional environment. Our own chain of retail stores was impacted by the slowing retail sales trend and promotional environment and registered a 10.6% decrease in comparable store sales during the quarter."

Retail Improvement Strategy and Cost-Reduction Initiatives

The Company reevaluated its Company-operated retail store strategy given economic conditions and trends, and has adopted a plan to right-size the retail portfolio, with the goal of enhancing segment profitability and improving return on invested capital. As part of this strategy, the Company plans to exit approximately 225 locations throughout 2009 and 2010 and will also continue to test and evaluate new concepts, such as ShoeWoo. As a matter of course, the Company continually evaluates its portfolio of stores, and now is an opportune time to take action as this plan can be adopted with the use of minimal cash expenditures. The Company anticipates expense savings and the elimination of unprofitable store locations to improve results by $3 million in 2009, $14 million in 2010 and $20 million in 2011. These actions will also reduce future capital expenditures relating to such locations.

In addition to the retail improvement strategy, the Company implemented additional cost savings actions during the first quarter to further align the Company's cost structure with anticipated demand levels and to preserve financial flexibility. The cost savings initiatives underway, which are in addition to those implemented in 2008, largely include personnel reductions, and are expected to result in annual savings of approximately $20 million. Such actions began during the first quarter and the Company expects that full year 2009 will benefit by approximately $13 million ($9 million after tax).

Mr. Card continued: "While overall results are still reflective of low consumer confidence and spending levels, we believe that there is enhanced value to be realized in our businesses through continued prudent cost management and creative marketing and branding. The time is also right to implement our comprehensive strategy to return our retail segment to profitability, as we have many leases expiring in the next two years."

John T. McClain, Jones Apparel Group Chief Financial Officer, commented, "We continue to manage costs and have identified $20 million in annual savings in 2009, which is in addition to the $33 million in annual SG&A savings we implemented at the end of 2008 and the $17 million of cost increases we avoided by freezing salaries and wages."

Cash used by operations during the quarter was $139 million, compared with cash used by operations of $66 million in the prior year. The year-over-year change in cash used is primarily due to changes in working capital flows, the receipt of a $23 million tax refund in the prior year and lower operating earnings. Working capital flows were impacted by the timing of cash disbursements and less seasonal inventory decreases due to an inventory increase to support the Company's l.e.i. business. The Company continues to have no amounts drawn under its $600 million of committed revolving credit facilities.

The following notable events have recently occurred:

  announced the launch of Rachel Rachel Roy, a contemporary line, including sportswear, footwear and accessories, which will debut in August 2009;

  began selling New Balance for Nine West at select Nine West and New Balance stores, on-line at www.ninewest.com and internationally;

  launched an e-commerce site for our Anne Klein brand at www.anneklein.com;

  introduced Nine Loves, a Nine West rewards program, at our retail stores and on www.ninewest.com;

  announced an improvement strategy to return Company-owned retail stores to profitability; and

  near completion of new multi-year senior secured credit facility and debt tender offer to enhance financial flexibility.

As announced on April 1, 2009, the Company is pursuing a new senior secured credit facility for up to $650 million, which will replace its existing $600 million credit facility that expires in May 2010. The new three-year facility will provide the Company with significantly greater flexibility, while providing term certainty to weather the current difficult economic environment. The Company concurrently undertook a debt tender solicitation for its $250 million of notes due November 2009. Approximately $240 million of notes will be tendered in connection with the offering. The Company will primarily use cash on hand to fund this debt retirement.

Mr. McClain continued: "Our financial position remains strong. We ended the quarter with $194 million of cash, approximately the same as last year, and our revolver continues to be undrawn. We anticipate that we will close on our new credit facilities and debt tender within the next week. With the closing of these transactions, we will reduce our outstanding debt by over $240 million and extend the tenor of our bank facilities to April 2012. The new agreement reduces financial covenants and provides ample liquidity for our operations. We are very pleased to be completing these transactions during such an uncertain time in the capital markets."

Mr. Card concluded: "Consistent with past actions, we are taking the necessary steps towards operational excellence, including aggressive inventory management, optimizing our distribution channels and updating our technology infrastructure. We remain cautious in our outlook for 2009, and as the year progresses, our focus will be on financial stability, maintaining our market share and positioning the Company for the ultimate recovery."

The Company's Board of Directors has declared a regular quarterly cash dividend of $0.05 per share to all common stockholders of record as of May 15, 2009 for payment on May 29, 2009.

The Company will host a conference call with management to discuss these results at 8:30 a.m. eastern time today, which is accessible by dialing 412-858-4600 or through a web cast at www.jonesapparel.com. The call will be recorded and made available through May 7, 2009 and may be accessed by dialing 877-344-7529. Enter account number 429810. A slide presentation will accompany the prepared remarks and has been posted on the investor relations section of the Company's website.

Presentation of Information in the Press Release

Financial information discussed in this press release includes both GAAP and non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported results and are intended to illustrate what management believes are relevant period-over-period comparisons. A complete reconciliation of reported GAAP results to the comparable non-GAAP information appears in the financial tables section of this press release.

About Jones Apparel Group, Inc.
Jones Apparel Group, Inc. (www.jonesapparel.com) is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. The Company also markets directly to consumers through its chain of specialty retail and value-based stores. The Company's nationally recognized brands include Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Kasper, Bandolino, Easy Spirit, Evan-Picone, l.e.i., Energie, Enzo Angiolini, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Albert Nipon and Le Suit. The Company also markets costume jewelry under the Givenchy brand licensed from Givenchy Corporation, footwear under the Dockers Women brand licensed from Levi Strauss & Co., and apparel under the Rachel Roy brand licensed from Rachel Roy IP Company, LLC. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. The Company contracts for the manufacture of its products through a worldwide network of quality manufacturers. The Company has capitalized on its nationally known brand names by entering into various licenses for several of its trademarks, including Jones New York, Anne Klein New York, Nine West, Gloria Vanderbilt, l.e.i. and Evan-Picone, with select manufacturers of women's and men's products which the Company does not manufacture. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Forward Looking Statements
Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's expected financial position, business and financing plans are forward-looking statements. The words "believes," "expect," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements. Forward-looking statements also include representations of the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including:

  those associated with the effect of national, regional and international economic conditions;

  lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence;

  the tightening of the credit markets and our ability to obtain credit on satisfactory terms;

  given the uncertain economic environment, the possible unwillingness of committed lenders to meet their obligations to lend to borrowers, in general;

  the performance of the Company's products within the prevailing retail environment;

  customer acceptance of both new designs and newly-introduced product lines;

  the Company's reliance on a few department store groups for large portions of the Company's business;

  consolidation of the Company's retail customers;

  financial difficulties encountered by customers;

  the effects of vigorous competition in the markets in which the Company operates;

  the Company's ability to attract and retain qualified executives and other key personnel;

  the Company's reliance on independent foreign manufacturers;

  changes in the costs of raw materials, labor, advertising and transportation;

  the general inability to obtain higher wholesale prices for the Company's products that the Company has experienced for many years;

  the uncertainties of sourcing associated with an environment in which general quota has expired on apparel products but litigation and political activity seeking to re-impose quotas have been initiated;

  the Company's ability to successfully implement new operational and financial computer systems; and

  the Company's ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company's expectations can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and Item 1A-Risk Factors therein, and in the Company's other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

JONES APPAREL GROUP, INC.
CONSOLIDATED OPERATING RESULTS
(UNAUDITED)

All amounts in millions except per share data	FIRST QUARTER
	2009		2008
Net sales	$879.4	98.7%	$963.4	98.8%
Licensing income	11.5	1.3	11.5	1.2
Other revenues	0.2	0.0	0.5	0.1

Total revenues	891.1	100.0	975.4	100.0
Cost of goods sold	597.8	67.1	654.7	67.1

Gross profit	293.3	32.9	320.7	32.9
SG&A expenses	279.6	31.4	280.8	28.8

Income from operations	13.7	1.5	39.9	4.1
Net interest expense and financing costs	(12.9)	(1.4)	(9.7)	(1.0)
Gain on sale of interest in Australian joint venture	-	-	0.3	0.0
Equity in loss of unconsolidated affiliate	(0.3)	(0.0)	-	-

Income before provision for taxes	0.5	0.1	30.5	3.1
Provision for income taxes	0.2	0.0	11.0	1.1

Net income	$0.3	0.0%	$19.5	2.0%

Shares outstanding - diluted	81.7		84.6
Earnings per share - diluted	$0.00		$0.23

Percentages may not add due to rounding.

JONES APPAREL GROUP, INC.
CONSOLIDATED OPERATING RESULTS
(UNAUDITED)

As required by the Securities and Exchange Commission Regulation G, the following table contains information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:

All amounts in millions except per share data	FIRST QUARTER
	2009	2008
Net income (as reported)	$0.3	$19.5
Provision for income taxes	0.2	11.0
Items affecting segment income:
Impairment and other expenses related to retail store closure plan (a)	22.6	-
Severance and other expenses related to the exit of certain product lines and other restructuring costs (b, c)	12.9	18.7

Adjusted income before provision for taxes	36.0	49.2
Adjusted provision for income taxes	12.2	17.7

Adjusted net income	$23.8	$31.5

Earnings per share - diluted (as reported)	$0.00	$0.23
Provision for income taxes	0.00	0.13
Items affecting segment income:
Impairment and other expenses related to retail store closure plan (a)	0.27	-
Severance and other expenses related to the exit of certain product lines and other restructuring costs (b, c)	0.15	0.22

Adjusted income before provision for taxes	0.42	0.58
Adjusted provision for income taxes	0.14	0.21

Adjusted earnings per share - diluted	$0.28	$0.37

Non-GAAP adjustments affecting revenue by segment:
Wholesale better apparel	$-	$-
Wholesale jeanswear (b, c)	1.6	6.9
Wholesale footwear and accessories	-	-
Retail	-	-
Licensing, other & eliminations	-	-

Total	$1.6	$6.9

Non-GAAP adjustments affecting income by segment:
Wholesale better apparel (c)	$2.6	$(0.8)
Wholesale jeanswear (b, c)	5.4	16.4
Wholesale footwear and accessories (c)	4.1	1.9
Retail (a)	23.5	0.3
Licensing, other & eliminations (c)	(0.1)	0.9

Total	$35.5	$18.7

Adjusted segment margins
Wholesale better apparel	15.8%	15.8%
Wholesale jeanswear	9.8	9.1
Wholesale footwear and accessories	8.4	9.0
Retail	(24.7)	(15.4)

Total	5.5%	6.0%

(a)	2009 includes fixed asset impairment and other charges related to the closure of underperforming retail locations announced in April 2009.
(b)	2009 and 2008 include costs related to the exit from certain moderate sportswear lines announced in May 2007, the repositioning of l.e.i. as an exclusive product for Walmart announced in February 2008, and other restructuring costs.
(c)	2009 and 2008 include severance, accelerated depreciation and other restructuring costs.

JONES APPAREL GROUP, INC.
SEGMENT INFORMATION
(UNAUDITED)

All amounts in millions	Wholesale Better Apparel	Wholesale Jeanswear	Wholesale Footwear & Accessories	Retail	Licensing, Other & Eliminations	Consolidated
For the fiscal quarter ended April 4, 2009
Revenues from external customers	$291.8	$228.2	$218.4	$141.2	$11.5	$891.1
Intersegment revenues	39.2	1.0	18.5	-	(58.7)	-

Total revenues	331.0	229.2	236.9	141.2	(47.2)	891.1

Segment income (loss)	$49.6	$17.3	$15.9	$(58.4)	$(10.7)	13.7

Segment Margin	15.0%	7.5%	6.7%	(41.4% )		1.5%
Net interest expense						(12.9)
Equity in loss of unconsolidated affiliate						(0.3)

Income before provision for income taxes						$0.5

Segment revenues	$331.0	$229.2	$236.9	$141.2	$(47.2)	$891.1
Adjustments affecting segment revenues	-	1.6	-	-	-	1.6

Adjusted segment revenues	$331.0	$230.8	$236.9	$141.2	$(47.2)	$892.7

Segment income (loss)	$49.6	$17.3	$15.9	$(58.4)	$(10.7)	$13.7
Adjustments affecting segment income	2.6	5.4	4.1	23.5	(0.1)	35.5

Adjusted segment income (loss)	$52.2	$22.7	$20.0	$(34.9)	$(10.8)	$49.2

Adjusted segment margin	15.8%	9.8%	8.4%	(24.7% )		5.5%

For the fiscal quarter ended April 5, 2008
Revenues from external customers	$331.5	$220.6	$252.5	$158.9	$11.9	$975.4
Intersegment revenues	39.8	1.1	20.4	-	(61.3)	-

Total revenues	371.3	221.7	272.9	158.9	(49.4)	975.4

Segment income (loss)	$59.3	$4.4	$22.6	$(24.8)	$(21.6)	39.9

Segment Margin	16.0%	2.0%	8.3%	(15.6% )		4.1%
Net interest expense						(9.7)
Gain on sale of interest in Australian joint venture						0.3

Income before provision for income taxes						$30.5

Segment revenues	$371.3	$221.7	$272.9	$158.9	$(49.4)	$975.4
Adjustments affecting segment revenues	-	6.9	-	-	-	6.9

Adjusted segment revenues	$371.3	$228.6	$272.9	$158.9	$(49.4)	$982.3

Segment income (loss)	$59.3	$4.4	$22.6	$(24.8)	$(21.6)	39.9
Adjustments affecting segment income	(0.8)	16.4	1.9	0.3	0.9	18.7

Adjusted segment income (loss)	$58.5	$20.8	$24.5	$(24.5)	$(20.7)	$58.6

Adjusted segment margin	15.8%	9.1%	9.0%	(15.4% )		6.0%

JONES APPAREL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

All amounts in millions	April 4, 2009	April 5, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$194.3	$199.6
Accounts receivable	479.4	491.7
Inventories	473.9	464.6
Prepaid income taxes	11.7	6.7
Deferred taxes	29.6	30.4
Other current assets	47.4	51.3

TOTAL CURRENT ASSETS	1,236.3	1,244.3
Property, plant and equipment, at cost, less accumulated depreciation and amortization	270.1	314.6
Goodwill	160.7	973.9
Other intangibles, less accumulated amortization	590.3	617.4
Deferred taxes	15.5	-
Other assets	56.3	38.2

	$2,329.2	$3,188.4

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$9.0	$-
Current portion of long-term debt and capital lease obligations	252.9	4.6
Accounts payable	149.6	178.3
Income taxes payable	-	21.1
Accrued expenses and other current liabilities	109.5	132.7

TOTAL CURRENT LIABILITIES	521.0	336.7

NONCURRENT LIABILITIES:
Long-term debt and obligations under capital leases	528.3	776.8
Deferred taxes	-	4.0
Income taxes payable	21.2	-
Other	77.7	62.3

TOTAL NONCURRENT LIABILITIES	627.2	843.1

TOTAL LIABILITIES	1,148.2	1,179.8

STOCKHOLDERS' EQUITY	1,181.0	2,008.6

	$2,329.2	$3,188.4

JONES APPAREL GROUP, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

All amounts in millions	Fiscal Quarter Ended
	April 4, 2009	April 5, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$0.3	$19.5

Adjustments to reconcile net income to net cash used in operating activities:
Amortization of employee stock options and restricted stock	4.2	6.9
Depreciation and other amortization	18.6	21.8
Impairments of property, plant and equipment	20.4	-
Gain on sale of interest in Australian joint venture	-	(0.3)
Equity in loss of unconsolidated affiliate	0.3	-
Provision for losses on accounts receivable	1.9	0.3
Deferred taxes	(3.0)	8.6
Other items, net	0.6	(0.6)
Changes in operating assets and liabilities:
Accounts receivable	(111.0)	(155.3)
Inventories	35.4	59.3
Accounts payable	(81.7)	(45.0)
Income taxes payable/prepaid taxes	4.6	22.9
Other assets and liabilities, net	(29.9)	(4.4)

Total adjustments	(139.6)	(85.8)

Net cash used in operating activities	(139.3)	(66.3)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8.3)	(22.5)
Other	-	0.3

Net cash used in investing activities	(8.3)	(22.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings	9.0	-
Dividends paid	(4.2)	(12.0)
Principal payments on capitalized leases	(0.9)	(1.2)

Net cash provided by (used in) financing activities	3.9	(13.2)

EFFECT OF EXCHANGE RATES ON CASH	(0.3)	(1.5)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(144.0)	(103.2)
CASH AND CASH EQUIVALENTS, BEGINNING	338.3	302.8

CASH AND CASH EQUIVALENTS, ENDING	$194.3	$199.6